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MACK-CALI REALTY CORPORATION
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Mack-Cali Sends Letter to Shareholders

Raises Critical Questions Regarding Bow Street’s Proposed “Plan”, Motives and

the Independence of the Bow Street Nominees

Jersey City, NJ - May 18, 2020 - Mack-Cali Realty Corporation (NYSE: CLI) (“Mack-Cali” or the “Company”) today announced that it has mailed a letter to shareholders to address the misstatements and self-serving claims included in Bow Street Special Opportunities Fund XV, LP and certain of its affiliates’ (“Bow Street”) 2020 proxy materials and recent communications to Mack-Cali shareholders. In addition, the Company raises critical questions regarding Bow Street’s vague proposed “plan”, the motives of its recent actions, and the independence of its nominees and their ability to commit to their fiduciary duties.

Mack-Cali’s letter to shareholders highlights serious concerns with Bow Street’s claims and the integrity of its nominees, including:

•	Bow Street’s vague “plan” that demonstrates a lack of understanding of key aspects of Mack-Cali’s business and operating environment, and that we believe would delay and disrupt the Company’s transformation while burdening shareholders with added costs;

•	Bow Street’s skewed “analysis” of the Company’s recent performance ignores evidence that supports our strong belief that our simplified portfolio of high-quality assets will enable the Company to deliver superior near-term value and maximize value in a strategic transaction;

•	False claims regarding alleged proposals to acquire the Company and Bow Street’s criticism of the Board’s decision to not pursue the Rizk Ventures LLC (“Rizk Ventures”) proposal, even though four of its own nominees approved the Board’s decision;

•	Bow Street’s puzzling claim that its nominees “have the backbone to challenge the status quo” given that the four directors nominated by Bow Street and elected in 2019 (the “Bow Street Directors”) voted in unanimity with the Board on every issue since their election and never raised any of the concerns that are now central to Bow Street’s plan;

•	The Bow Street nominees’ conflicts of interest and actions by the Bow Street Directors that we believe constitute a breach of their fiduciary duties to shareholders; and

•	Blatant disregard for the significant steps the Mack-Cali Board has taken to respond to shareholder feedback, refresh its membership and enhance the Company’s governance profile.

In addition, the Company outlines the actions it has taken under the leadership of Mack-Cali CEO Michael DeMarco to transform the Company’s portfolio. The letter also highlights key metrics demonstrating that the Company’s strategy is bearing fruit and that Mack-Cali is on the right path to maximizing shareholder value in the near-term.

Ahead of the Company’s Annual Meeting of Stockholders, scheduled for June 10, 2020 (the “Annual Meeting”), Mack-Cali strongly recommends that shareholders vote to support the Mack-Cali Board and protect the value of their investment by voting on the WHITE proxy card “FOR” all of Mack-Cali’s ELEVEN highly qualified and experienced director nominees. In addition to the Company’s CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

Additional information about Mack-Cali's highly qualified nominees and other materials related to the annual meeting, including a copy of the letter being mailed to Mack-Cali shareholders today, can be found at www.VoteWhiteForMack-Cali.com. The full text of the letter follows:

May 19, 2020

Dear Fellow Mack-Cali Shareholders,

The Mack-Cali Board of Directors and management team are taking decisive actions to reposition the Company and deliver enhanced financial results and shareholder value. The management team is leveraging deep relationships with lenders, leasing agents and regulators to protect the value of your investment through the disruptions associated with COVID-19.

While your Board and management work diligently to maximize value for all shareholders, Bow Street Special Opportunities Fund XV, LP and certain of its affiliates (“Bow Street”) has launched a proxy fight based on false claims and misrepresentations in an effort to facilitate its own self-serving agenda. Bow Street is an activist hedge fund that holds less than 5% of the Company’s outstanding shares. Bow Street previously submitted a lowball bid for Mack-Cali assets and is now looking to capture control of the Board, fire the Company’s CEO and potentially pursue a transaction that would allow Bow Street to profit at other shareholders’ expense. We believe that Bow Street’s 2020 proxy materials include numerous misleading details and outright misstatements about Mack-Cali’s Board, management team and strategy, designed to shake shareholders’ confidence in the Board’s commitment to deliver shareholder value and make Bow Street’s less qualified nominees appear more attractive. We believe Bow Street’s false attacks on the Company’s leadership and strategy are also designed to conceal the fact that Bow Street and its nominees have no substantive plan for how to operate our business going forward. In addition, Bow Street’s claims regarding Mack-Cali’s governance structure completely disregard the significant steps the Board has taken to refresh its membership and enhance the Company’s governance profile.

We are writing to set the record straight – Bow Street is NOT who you want to control your Company. Mack-Cali has made significant progress, and is on the cusp of completing its strategic transformation and unlocking the full value of your investment. We encourage you to support Mack-Cali’s slate of truly independent and highly-qualified nominees, who have the skillsets and experience to oversee the continued successful execution of the Company’s plan.

PROTECT THE VALUE OF YOUR INVESTMENT

VOTE ON THE WHITE CARD TODAY TO ELECT THE MACK-CALI BOARD’S HIGHLY QUALIFIED AND EXPERIENCED NOMINEES

We urge you to vote FOR ALL of Mack Cali’s ELEVEN highly qualified and experienced director candidates. In addition to the Company’s CEO, Michael J. DeMarco, and five incumbent independent directors – Alan S. Bernikow, Lisa Myers, Laura Pomerantz, Rebecca Robertson and Dr. Irvin D. Reid – the Company’s slate of nominees includes five new highly qualified, independent nominees: Z. Jamie Behar, Michael Berman, Howard Roth, Gail Steinel and Lee Wielansky.

BOW STREET’S VAGUE “PLAN” LEAVES SHAREHOLDERS
WITH SEVERAL CRITICAL QUESTIONS UNANSWERED

The Company believes that Bow Street’s so-called “plan” is a mix of vague and flawed ideas that are not grounded in reality and would result in significant loss of value. Even though the four Bow Street directors elected at last year’s annual meeting (the “Bow Street Directors”) spent a year on the Board, Bow Street is still unable to offer any specifics about how it would operate Mack-Cali’s business to maximize value for all shareholders.

•	Bow Street’s suggestion to remove Mack-Cali’s CEO at this critical time in the Company’s portfolio transformation would delay and disrupt vital processes, burdening shareholders with added costs. Mr. DeMarco’s strong relationships with tenants, business partners and local officials in New Jersey are critical to ensuring Mack-Cali can execute this final stretch of its transformation strategy as quickly and cost-effectively as possible. Leaving the Company without an experienced and competent CEO in the midst of the COVID-19 pandemic would result in a management crisis, demoralized workforce and significant disruption to pending deals and the Company’s operations.

o	Why seek to remove the CEO during such a critical time, particularly when most of Bow Street’s operational proposals align with the Company’s strategy?

o	Why hasn’t Bow Street identified a replacement candidate – or even an interim CEO candidate – who shareholders can evaluate and compare to Mr. DeMarco?

o	How does Bow Street plan to integrate a new leadership team that will need to lead a business at a time when most employees and business partners are working remotely?

•	Bow Street’s suggestions regarding the Company’s Roseland business would destroy value. A central tenet of Bow Street’s “strategy” is to restructure Mack-Cali’s joint venture with Rockpoint to create a pathway for the separation of the Company’s Roseland residential portfolio. However, the joint venture structure already allows for a sale or liquidity event, and a premature breakup of the joint venture would entitle Rockpoint to a prepayment penalty of up to $129 million ($1.29 per share), in addition to the return of Rockpoint’s invested capital of $400 million.[1] Rockpoint has no incentive to restructure these agreements. We would expect any business to be cautious in negotiating with an unstable new leadership team appointed in a campaign that is openly hostile to the joint venture and does not have a clearly defined plan for the future.

o	Why is Bow Street proposing an unworkable path that would result in a significant loss of value for Mack-Cali shareholders?

o	Is Bow Street looking to revive its self-interested 2019 proposal, which would have enabled Bow Street to acquire Mack-Cali’s premium office assets at a significant discount, but would have left Mack-Cali shareholders with shares in a micro-cap residential REIT with a highly levered balance sheet and a significant number of assets under development?

•	The other operational aspects of Bow Street’s plan are a continuation of the Company’s current practices: using proceeds from asset sales to deleverage, and targeting development projects appropriate for the Company’s balance sheet and cash flow.

o	Why does Bow Street need control of the Board to continue current practices?

o	Why should Bow Street, a less than 5% shareholder with a self-interested agenda and no substantive plan for maximizing value for all shareholders, be given control over the Company’s future?

THE COMPANY’S SHIFT IN STRATEGY ENABLED MACK-CALI TO AVOID SIGNIFICANT LOSSES THAT WOULD HAVE RESULTED FROM MAINTAINING THE LEGACY PORTFOLIO

The Company’s “Waterfront Strategy” is creating a simplified portfolio of high-quality assets that will enable the Company to deliver superior near-term value and maximize value in a strategic transaction. Contrary to Bow Street’s claims, Mack-Cali is not satisfied with the status quo. In its “analysis” of Mack-Cali’s recent performance, Bow Street cherry-picks metrics that do not yet reflect the significant shift in the Company’s portfolio composition. Mack-Cali is a fundamentally different company today than it was in 2015 when Michael DeMarco designed and began implementing this strategic plan, and the surface level metrics that Bow Street calls out in its materials do not account for this change. In reality, over the past five years the Mack-Cali Board and management team have been successfully executing a strategy that is creating a streamlined portfolio of high-quality assets in the New Jersey Waterfront and positioning the Company to deliver significant earnings growth and shareholder value creation.

1 Per share value assumes 100.2 million common shares outstanding. Includes Rockpoint's $300 million preferred equity investment made in February 2017 and Rockpoint’s $200 million follow-on preferred equity investment made in June 2019, of which $100 million has been funded to date

True real estate portfolio transformations do not happen overnight. It takes time to ensure that assets are divested in transactions that: maximize asset value; minimize tax loss; and enable capital to be redeployed either to reduce leverage or into the right assets in the right markets to deliver long-term value. Finding a buyer for a property or set of assets can take time, and developing new buildings requires critical regulatory and planning approvals. We have been transparent about the timeframe needed to complete the transformation of Mack-Cali, and we are pleased to say that we now have the finish line in our sights. Since 2015, Mack Cali has sold 186 buildings comprising more than $2.5 billion of non-core assets. Following the careful independent analysis of the Shareholder Value Committee, we are now divesting the Company’s remaining 36 suburban office assets and redeploying capital to de-lever the balance sheet and complete high return multifamily development projects aligned with our strategy. The execution of this strategy will not only enable Mack-Cali to deliver enhanced value on a standalone basis, it will best position the Company to undertake a strategic alternatives process with the goal of identifying the highest and best value for shareholders.

Key metrics demonstrate that our strategy is bearing fruit and that we are taking the right steps to maximize shareholder value in the near-term:

•	Demonstrably Shifted Mack-Cali’s Net Operating Income (“NOI”) Composition, growing Core Segment NOI – NOI from our core Waterfront Office and Residential portfolios – from $111 million in the second quarter of 2015 to $248 million at of the end of 2019. Our Residential properties’ recurring capital expenditures and leasing costs as a percentage of NOI are only 3.4%, as opposed to 24.8% for office assets.[2] Given the efficiency of our residential assets, we expect our NOI growth to accelerate further as we lease up the residential portfolio and deliver on our development pipeline, which is almost fully funded.

•	Increased Mack-Cali’s Wall Street Consensus Net Asset Value (“NAV”) Per Share from $21.60 in 2015 to $27.29 today. This NAV / Share growth of 23% significantly outpaces NY Office peers, the NAREIT Office Index, proxy peers, and the NAREIT Multifamily Index, which have delivered (-4%), 10%, 13% and 19% growth, respectively, over the same period.

•	Increased Adjusted Funds from Operations (“AFFO”) by 6.8% since 2015. While Bow Street touts cash flow figures to fit its narrative, AFFO is a much stronger indicator of true performance as it reflects recurring capital expenditures and leasing commissions. Mack-Cali’s AFFO growth has more than covered the dividends paid to shareholders, despite the significant capital needs associated with the Company’s disposition of $2.5 billion of high yielding assets to shift the portfolio to lower cap rate, predominately residential, properties.

•	Successfully transitioned Mack-Cali’s debt profile to primarily secured debt and improved interest coverage ratio. While the Company’s leverage is temporarily elevated due to the scale of projects currently under development, our enhanced asset quality and stronger cash flow safely cover our debt service requirements and we are continuing to deleverage the balance sheet as we divest assets.

2 Figures represent recurring residential and recurring office capex and leasing costs as a percentage of residential and office NOI over the last 12 months, respectively.

Mack-Cali is open to all strategic alternatives for maximizing shareholder value. The Mack-Cali Board is open to all strategic alternatives to maximize shareholder value, including a sale of the entire Company or its assets. In 2019, the Board delivered on its public commitment to shareholders by forming the Shareholder Value Committee specifically to review the Company’s strategy and make a recommendation to the full Board regarding the Company’s strategic direction and all available opportunities to maximize value through a transaction or otherwise. Two of the four seats on the Shareholder Value Committee were held by Bow Street Directors. Once the work of the Shareholder Value Committee was completed and reported to the Board, the Board voted in support of forming the Special Committee to oversee management in evaluating any offers or indications for a transaction that the Company may receive. All of the members of the Shareholder Value Committee were invited to join the Special Committee – one declined, and that was a Bow Street Director.

We have repeatedly stated publicly that Mack-Cali will launch a strategic process when markets stabilize, and that we are open to any credible offers. Contrary to Bow Street’s false claims, no credible proposals have been received by the Company since the 2019 Annual Meeting. Although Bow Street is trying to describe the indication of interest in a potential acquisition submitted by Rizk Ventures LLC (“Rizk Ventures”) in December 2019 as a credible offer, the proposal did not include basic information necessary for the Mack-Cali Board to evaluate the proposal. In January 2020, after Rizk Ventures failed to provide such key information after multiple requests from the Company and its financial advisors, the Board, with the full support of the Bow Street Directors, decided not to pursue the proposal.

o	Why is Bow Street ignoring the positive outcomes from the transformation of Mack-Cali’s portfolio since 2015?

o	Why is the Bow Street campaign continuing to make false claims about “multiple” proposals allegedly received and rejected by the Board, when the Bow Street Directors know it is untrue?

o	Why is Bow Street questioning the Board’s decision not to pursue the Rizk Ventures proposal, when the four Bow Street Directors supported that decision?

THE ACTIONS OF BOW STREET’S NOMINEES SHOW THAT
THEY CANNOT BE TRUSTED WITH CONTROL OF THE COMPANY

Bow Street’s nominees should not be trusted to control the Company. Bow Street claims that its nominees “have the backbone to challenge the status quo.” However, since their election to the Board last year, the four Bow Street Directors have voted in unanimity with the other Board members on every issue. Although the Bow Street Directors had sufficient Board representation to propose any resolution or make and second any motion, they never raised any concerns with the Company’s strategy or management team, but instead chose to express dissent only after signing onto Bow Street’s campaign for control of the Company. As a result, we are left with critical questions about the ability of Bow Street’s nominees to effectively represent Mack-Cali shareholders.

o	If the four Bow Street Directors had real concerns, why didn’t they use their time and authority on the Board over the last year to raise any of those concerns in a timely manner?

We believe that shareholders have other reasons for serious concern about the integrity of Bow Street’s nominees and their commitment to fulfill their fiduciary duties as Mack-Cali directors:

•	The four Bow Street Directors did not recognize their ethical duty to inform the Board when they secretly agreed to join the Bow Street slate, after having previously agreed to be re-nominated on the Company’s slate.

•	One Bow Street nominee repeatedly recommended her husband to the Company’s director search firm as a potential candidate to serve as a Mack-Cali nominee – after she had agreed to be nominated on Bow Street’s slate and without disclosing her role as a Bow Street nominee and the relationship or the conflict. She and her husband would have been competing head to head in this proxy contest. Notably, Bow Street failed to disclose this fact in its proxy materials and denied that it ever occurred in a recent press release. You can read the emails for yourself at www.VoteWhiteForMack-Cali.com/exhibits/.

•	One Bow Street nominee is the former CEO of a company that Bow Street previously targeted for poor corporate governance.

•	One Bow Street nominee serves on the board of Blue Nile, which was taken private by Bow Street and Bain Capital in 2017, a critical affiliation that Bow Street repeatedly fails to disclose.

•	Last but not least, Bow Street’s slate is led by Akiva Katz, Bow Street’s founder and managing director. We believe that if Bow Street’s nominees are elected to the Board, Mr. Katz’ role would be to ensure that Bow Street’s other nominees use their authority as Mack-Cali directors to make decisions that will benefit Bow Street.

o	Why should shareholders expect the behavior of the Bow Street Directors to improve if Bow Street receives more Board seats?

o	Why is Bow Street omitting critical information from their disclosures?

MACK-CALI’S NOMINEES ARE THE RIGHT DIRECTORS TO OVERSEE THE COMPANY

Mack-Cali’s slate includes eleven highly qualified nominees with skills and experience that will enable them to be effective shareholder representatives. The composition of Mack-Cali’s 2020 slate of director nominees reflects the Board’s commitment to continued self-refreshment to ensure that the qualifications, experience and perspectives of the Company's directors are closely aligned with the Company’s strategy and best position the Board to continue to maximize shareholder value. Mack-Cali’s 2020 director slate comprises eleven highly qualified individuals, ten of whom are independent, and nine of whom will have tenures on the Board of four years or less. Moreover, Mack-Cali has committed to appoint an independent director as Chairman of the Board after the Annual Meeting to replace the current Chairman, William L. Mack, who is retiring from the Board and not seeking reelection.

Importantly, the Company’s slate includes five new director nominees who are fully independent of the Company and current Board members, and who bring extensive finance, real estate, mergers and acquisitions and corporate governance experience to the Mack-Cali Board – well aligned with the Company's strategy of selling its suburban office assets and pursuing strategic alternatives. The Company’s new nominees are also seasoned public company directors and have the necessary experience to oversee strategic transactions involving a sale of the entire Company or its assets in order to ensure that any such transaction reflects the proper value of the Company.

Mack-Cali’s shareholders deserve directors who:

act with integrity;

can challenge their Board colleagues constructively;

represent all shareholders, not just a single investor;

are dedicated to maximizing shareholder value;

and

are committed to upholding their fiduciary responsibilities
as Mack-Cali directors.

MAKE THE CHOICE TO PROTECT THE VALUE OF YOUR INVESTMENT –
VOTE ON THE WHITE PROXY CARD TODAY

This is not last year’s vote or last year’s slate. Last year, shareholders indicated that they wanted Mack-Cali to refresh its Board composition and update its corporate governance practices. We not only listened, we acted. When Bow Street surprised us with the announcement that the Bow Street Directors added to the Mack-Cali board in 2019 would be running on Bow Street’s slate, we followed the spirit of the 2019 vote and identified new highly qualified and experienced board nominees who were fully independent of the Company, current board members and the Mack family. With the Annual Meeting only a few weeks away, it’s up to you to decide the future of your investment. Since Mack-Cali’s 2019 Annual Meeting, Bow Street has made its intentions clear and has continued to use deceptive tactics to persuade Mack-Cali shareholders to support its self-interested agenda. If given control of the Board, we expect that Bow Street will derail the significant progress we have made and prevent shareholders from realizing the full value of the Company’s near complete successful portfolio transformation.

Mack-Cali’s director nominees have the skillset and experience to maximize value and a management team that is successfully executing on the Company’s portfolio transformation strategy. We will continue to protect your value of your investment and will do so with honesty and integrity. The Board strongly recommends that you vote on the WHITE proxy card “FOR” ALL of Mack Cali’s ELEVEN independent, highly qualified and experienced director nominees, who are best positioned to deliver to our shareholders the true value of their investment.

Thank you for your continued support.

Sincerely,

The Annual Meeting Committee of the Mack-Cali Board of Directors

Your Vote Is Important, No Matter How Many or How Few Shares You Own

You can vote by Internet, telephone or by signing and dating the WHITE proxy card and mailing it in the envelope provided.

If you have any questions about how to vote your shares, or need additional assistance, please contact:

1407 Broadway

New York, New York 10018

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

REMEMBER:

We urge you NOT to vote using any Gold proxy card sent to you by Bow Street, as doing so will revoke your vote on the WHITE proxy card.

About Mack-Cali Realty Corporation

One of the country's leading real estate investment trusts (REITs), Mack-Cali Realty Corporation is an owner, manager and developer of premier office and multifamily properties in select waterfront and transit-oriented markets throughout New Jersey. Mack-Cali is headquartered in Jersey City, New Jersey, and is the visionary behind the city's flourishing waterfront, where the company is leading development, improvement and place-making initiatives for Harborside, a master-planned destination comprised of class A office, luxury apartments, diverse retail and restaurants, and public spaces.

A fully integrated and self-managed company, Mack-Cali has provided world-class management, leasing, and development services throughout New Jersey and the surrounding region for two decades. By regularly investing in its properties and innovative lifestyle amenity packages, Mack-Cali creates environments that empower tenants and residents to reimagine the way they work and live.

For more information on Mack-Cali Realty Corporation and its properties, visit www.mack-cali.com.

Forward Looking Statements

Statements made in this communication may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "potential," "projected," "should," "expect," "anticipate," "estimate," "target," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise, except as required under applicable law.

Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. The Company has filed with the Securities and Exchange Commission (the "SEC") and mailed to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement contains important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC on the SEC's website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the definitive proxy statement filed by the Company for the Annual Meeting. The definitive proxy statement and any other documents filed by the Company with the SEC may be obtained by investors and stockholders free of charge on the SEC's website at www.sec.gov. Copies will also be available at no charge on the Company's website at https://www.mack-cali.com.

Contacts: Michael J. DeMarco Mack-Cali Realty Corporation Chief Executive Officer (732) 590-1589 mdemarco@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Chief Administrative Officer (732) 590-1025 dcrockett@mack-cali.com

Proxy Solicitor: Lawrence E. Dennedy MacKenzie Partners, Inc. (212) 929-5500 ldennedy@mackenziepartners.com	Media Contacts: Viveca Tress / Lucas Pers Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449